UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 25049

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Charming Shoppes, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARMING SHOPPES, INC.

450 WINKS LANE

BENSALEM, PENNSYLVANIA 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 24, 2004

We are pleased to give you this notice of our 2004 Annual Meeting of Shareholders:

Time and Date:	10:00 a.m. on Thursday, June 24, 2004

Place:	Charming Shoppes, Inc.
450 Winks Lane
Bensalem, Pennsylvania 19020

Items of Business:	1. To elect three Class B Directors of Charming Shoppes
2. To approve the proposed 2004 Stock Award and Incentive Plan
3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Record Date:	You are entitled to attend and vote at the Annual Meeting if you were a holder of record of Common Stock at the close of business on May 5, 2004.

Company Reports:	Our 2003 Review and our Annual Report on Form 10-K for our fiscal year ended January 31, 2004 are enclosed.

Proxy Materials:	A Proxy Statement, Proxy Card and postage-paid return envelope are also enclosed.

Proxy Voting:	If you are unable to attend in person, please fill out and return the enclosed Proxy Card so that your shares will be represented and voted at the Annual Meeting. An envelope with postage paid, if mailed in the United States, is provided for this purpose.

By Order of the Board of Directors

Colin D. Stern

Secretary

May 19, 2004

CHARMING SHOPPES, INC.

450 WINKS LANE

BENSALEM, PENNSYLVANIA 19020

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Charming Shoppes, Inc. (“Charming Shoppes,” “we” or “us”), a Pennsylvania corporation, of proxies to be voted at our 2004 Annual Meeting of Shareholders and at any adjournment thereof.

You are invited to attend our Annual Meeting of Shareholders (the “Meeting”) on Thursday, June 24, 2004, beginning at 10:00 a.m. The Meeting will be held at our headquarters, at 450 Winks Lane, Bensalem, Pennsylvania 19020.

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, proxy card, our 2003 Review and our Annual Report on Form 10-K for our fiscal year ended January 31, 2004 (“fiscal 2004”) are being mailed to shareholders entitled to vote at the Meeting starting May 19, 2004.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Annual Meeting, holders of Charming Shoppes Common Stock will be asked to consider and act upon the following matters:

—	Election of three Class B Directors of Charming Shoppes;

—	Approval of the proposed 2004 Stock Award and Incentive Plan; and

—	Such other business as may properly come before the Meeting or any adjournment thereof.

Who is entitled to vote at the Meeting?

Only shareholders of record on May 5, 2004, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting.

How do shareholders vote?

You may vote at the Meeting in person or by proxy.

If a shareholder gives a proxy, how are the shares voted?

Proxies received by us before the Meeting will be voted at the Meeting in accordance with the instructions contained on the Proxy Card. The Proxy Card provides a means for you to direct how the proxies will vote your shares.

If you do not give voting instructions on your Proxy Card, your shares will be voted by the Proxy Committee of the Board of Directors (the “Proxy Committee”) on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board, in the discretion of the Proxy Committee. Thus, for example, if you do not give instructions on your Proxy Card, and a nominee for Director withdraws before the election (which is not now anticipated), your shares will be voted by the Proxy Committee for any substitute nominee as may be nominated by the Board of Directors. The Proxy Committee consists of Dorrit J. Bern, Chairman of the Board of Directors, President and Chief Executive Officer, and Joseph L. Castle, II, a member of the Board of Directors.

It is possible that matters other than those listed above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the Proxy Committee will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the Proxy Committee will vote your shares in their discretion. In any event, the Proxy Committee must comply with the rules of the Securities and Exchange Commission when exercising proxies on a discretionary basis. At the date of this Proxy Statement, we had not received any notice regarding any other matter to come before the Meeting which was timely in accordance with our Bylaws.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before the proxy is exercised by filing with the Secretary of Charming Shoppes either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself constitute revocation of a proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on May 5, 2004, the record date for the Meeting, 114,791,090 shares of Common Stock were outstanding. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes still count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

The three nominees for election as Directors who receive the greatest number of votes will be elected Directors. Approval of the 2004 Stock Award and Incentive Plan, and any other matter that comes before the Meeting, will require the affirmative vote of a majority of the votes cast on the matter. Withheld votes, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome of the election of Directors or the approval of the 2004 Stock Award and Incentive Plan or other matters that may come before the Meeting.

A broker non-vote occurs if a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item.

What are the Board’s recommendations?

The Board recommends that you vote FOR the election of the three nominees proposed for election as Directors and FOR the approval of the 2004 Stock Award and Incentive Plan.

Other Information

Copies of Charming Shoppes’ Annual Report on Form 10-K for fiscal 2004 and our 2003 Review accompany this Proxy Statement. No material contained in the Annual Report or the 2003 Review is to be considered a part of the proxy solicitation material.

Our mailing address is Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Our corporate website address is www.charmingshoppes.com. The contents of our website are not incorporated by reference into this Proxy Statement.

DIRECTORS STANDING FOR ELECTION

Our Restated Articles of Incorporation provide for a classified Board of Directors, consisting of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year, with a term extending to the third succeeding Annual Meeting and until the Directors’ successors have been duly elected and qualified. The terms of the three Class B Directors, Joseph L. Castle, II, Pamela S. Lewis and Katherine M. Hudson, are scheduled to expire as of the date of the Meeting. At the Meeting, Mr. Castle, Dr. Lewis and Ms. Hudson will be nominated for reelection as Class B Directors for additional three-year terms and until their successors shall have been duly elected and qualified. The Board of Directors selected Yvonne M. Curl to serve as a Class A Director on April 8, 2004 to fill the vacancy created by the retirement of Marvin L. Slomowitz who did not stand for reelection at the 2003 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

BIOGRAPHIES OF DIRECTORS

The following Class B Directors will be nominated for reelection to terms scheduled to end in 2007:

JOSEPH L. CASTLE, II	Director Since 1990

Mr. Castle, 71, was Chairman of our Board of Directors for the period March 21, 1996 through January 30, 1997. He has served as Chairman of the Board of Castle Energy Corporation (“CEC”) since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. Mr. Castle is a Director of Comcast Corporation and Delta Petroleum Corporation and also serves as Chairman of the Board of Trustees of the Diet Drug Products Liability (“Fen-Phen”) Settlement Trust.

PAMELA S. LEWIS	Director Since 1998

Dr. Lewis, 47, has been the President of Queens University of Charlotte since July 2002. Dr. Lewis was the Dean of the McColl School of Business, Queens University of Charlotte from June 2000 until March 2001 when she was appointed Chief Operating Officer of that institution. From June 1997 to June 2000, she served as Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University. From 1992 to 1997, Dr. Lewis served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. She has written and lectured on these topics extensively. Dr. Lewis is a Director of C & D Technologies, Inc.

KATHERINE M. HUDSON	Director Since 2000

Ms. Hudson, 57, served as the Chairman of the Board of Directors of Brady Corporation until November, 2003 when she retired. Prior to her appointment as Chairman, she was the President, Chief Executive Officer and a Director of Brady Corporation from January 1994 until March 31, 2003. Brady Corporation is a leading manufacturer and marketer of complete identification solutions which improve productivity, performance, safety and security. Its products include high-performance labels, signs, software, printers, specialty die-cut materials and data-collection systems. Before joining Brady Corporation, she was a Vice President at Eastman Kodak Company and General Manager of its Professional, Printing and Publishing Imaging Division. Her 24 years at Eastman Kodak Company included positions in finance, communications and public affairs, information systems and the management of instant photography and printing. She is a Director of CNH Global N.V. and serves on the Alverno College Board of Trustees and the Medical College of Wisconsin Board of Trustees.

The following Class C Directors are continuing in office, with terms scheduled to end in 2005:

DORRIT J. BERN	Director Since 1995

Ms. Bern, 54, has been our President and Chief Executive Officer since August 23, 1995 when she joined Charming Shoppes. She also served as Vice Chairman of the Board from August 23, 1995 until January 30, 1997 when she was elected Chairman of the Board. Before joining us, Ms. Bern was employed by Sears, Roebuck & Co., beginning in 1987 during which period she held various merchandising positions culminating with her appointment as Group Vice President of Women’s Apparel and Home Fashions in December 1993. Before joining Sears, Roebuck & Co., Ms. Bern held merchandising positions at other prominent retailers. Ms. Bern is also a Director of Southern Company and Brunswick Corporation.

ALAN ROSSKAMM	Director Since 1992

Mr. Rosskamm, 54, has been Chairman of the Board of Directors of Jo-Ann Stores, Inc. (“Jo-Ann”) since July 1992 and has been the Chief Executive Officer and a Director of Jo-Ann for more than five years. Jo-Ann sells a wide variety of fashion and decorator fabrics, notions, patterns, crafts, floral and seasonal merchandise under the Jo-Ann Fabrics and Crafts and Jo-Ann etc names.

KENNETH S. OLSHAN	Director Since 1999

Mr. Olshan, 71, served as a member of the Board of Directors of Footstar, Inc. and currently serves as a member of the Board of Directors of Well Gen. He has served on the boards of and provided strategic consulting services to several prominent companies. Mr. Olshan was Chairman and Chief Executive Officer of Wells Rich Greene BDDP from 1990 until 1995. He also served as Chairman of Wells Rich Greene Advertising from 1982 to 1990 when the agency was acquired by BDDP, a Paris-based global communications group. Mr. Olshan is a trustee of the Central Park Conservancy.

The following Class A Directors are continuing in office, with terms scheduled to end in 2006:

WILLIAM O. ALBERTINI	Director Since 2003

Mr. Albertini, 60, retired in 1999 as Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless, Inc., a provider of wireless communication services. Before joining that company, from 1995 to 1997 he served as Executive Vice President and Chief Financial Officer of Bell Atlantic Corporation, and also as a Director of Bell Atlantic. Mr. Albertini is a Director of BlackRock, Inc., Triumph Group, Inc., Airgas, Inc. and Midwest Independent Transmission System Operator, Inc.

CHARLES T. HOPKINS	Director Since 1999

Mr. Hopkins, 61, was associated with the public accounting firm of KPMG LLP from 1966 until 1999. During his term at KPMG LLP, Mr. Hopkins served as an audit partner and a SEC reviewing partner. From 1993 until 1998, Mr. Hopkins was managing partner of KPMG’s Philadelphia Business Unit.

YVONNE M. CURL	Director Since 2004

Ms. Curl, 49, was the Chief Marketing Officer of Avaya, Inc. (“Avaya”) from October 2000 through April 2004. In that capacity, she was responsible for the strategic and operational management of Avaya’s global marketing organization. Avaya provides voice, converged voice and data customer relationship management, messaging, multi-service networking and structured cabling products and services to its customers. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976 during which period she held positions in sales, marketing and field operations culminating with her appointment as Corporate Vice President, Senior Vice President and General Manager, Public Sector, Worldwide in January 1999. In that capacity, she was responsible for developing strategic and tactical market plans for the provision of document solutions and services to the public sector worldwide. Ms. Curl is a Director of Nationwide Mutual Insurance Company.

CORPORATE GOVERNANCE AT CHARMING SHOPPES

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee Directors, those Directors meet in regularly scheduled executive sessions without the participation of management or employee Directors. Our Directors are encouraged to, and do, attend continuing education programs on corporate governance practices.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. Our Principles of Corporate Governance Statement is available on our corporate website (www.charmingshoppes.com). We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our Board of Directors has modified its governance documents, to the extent necessary, in order to comply with all necessary requirements.

We have designated Katherine M. Hudson as our “Lead Independent Director.” The Board has determined that Ms. Hudson qualifies as an independent Director under current NASDAQ Marketplace Rules. The duties of the Lead Independent Director include chairing and setting the agenda for meetings of the non-employee Directors, serving as the principal liaison to the independent Directors, having authority over information sent to members of the Board, and having authority to specify items for the Board agenda.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our 2004 Annual Meeting, the number of Directors will be set at nine. Eight of our nine Directors are non-employee Directors, and the Board of Directors has determined that each of these eight Directors is an “independent” Director under the standards currently set forth in the NASDAQ Marketplace Rules. See also “Committees of the Board of Directors - Audit Committee” below.

During fiscal 2004, our Board of Directors held eight meetings. Each continuing member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served. From time to time, the Board acts by unanimous written consent as well.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation and Stock Option Committee, Corporate Governance and Nominating Committee, Finance Committee and Administration Committee. The charters of these Committees have been approved by our Board of Directors and (other than the Administration Committee which meets infrequently) are available on our corporate website (www.charmingshoppes.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement. Ms. Curl became a Director on April 8, 2004 but as of the date of this Proxy Statement she has not yet been appointed to a Committee.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION AND STOCK OPTION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	FINANCE COMMITTEE	ADMINISTRATION COMMITTEE

Joseph L. Castle, II	+		+	+X	+

Pamela S. Lewis	+		+X

Katherine M. Hudson *	+	+X

Dorrit J. Bern					+X

Alan Rosskamm			+	+	+

Kenneth S. Olshan		+	+

William O. Albertini		+		+

Charles T. Hopkins	+X	+		+

Yvonne M. Curl

Number of Meetings in Fiscal 2004 **	11	8	8	3	0

+	Member
X	Chairperson
*	Ms. Hudson has been designated as the Lead Independent Director.
**	The Committees from time to time act by unanimous consent as well.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is attached as Appendix A to this Proxy Statement and is reviewed annually by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to (a) serve as an independent and objective party to monitor the quality, reliability and integrity of our accounting and financial reporting processes and systems of internal controls, (b) monitor our compliance with ethics policies and legal and regulatory requirements, (c) review and evaluate the qualifications, independence and performance of our independent auditors and internal auditors, (d) be directly responsible for the appointment, retention and compensation, including pre-approving all audit and permissible non-audit services of the independent auditors, (e) provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors and take appropriate actions resulting from this interaction, (f) review the scope of the audits to be conducted by the independent auditors and internal auditors and meet to discuss the results of their respective audits, (g) review with management, the independent auditors and our internal auditors, the selection and disclosure of critical accounting policies and practices, significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements and changes in accounting policies and practices and the effect on the financial statements, and (h) review with management and the independent auditors our annual and quarterly financial statements prior to filing them with the Securities and Exchange Commission.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that Mr. Hopkins qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 401(h)(2) of Regulation S-K, as adopted by the SEC. The Board has made no determination as to whether other members of the Audit Committee do or do not so qualify. Mr. Hopkins acquired these qualifications through his lengthy service as an audit partner and SEC reviewing partner of a major accounting firm, in which capacities he had direct experience in auditing the financial statements of public companies.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation and Stock Option Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; makes recommendations to the independent members of the Board regarding the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award. In addition, the Compensation and Stock Option Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation and Stock Option Committee is independent under the independence standards discussed above.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, in consultation with our Chairman of the Board and Chief Executive Officer: (a) reviews and recommends to the Board corporate governance policies and principles for Charming Shoppes, (b) makes recommendations to the Board regarding the size and composition of the Board, (c) recommends to the Board criteria regarding the personal qualifications required for Board membership and service on Board Committees, (d) establishes procedures for the nomination process and recommends candidates for election to the Board of Directors, (e) determines and recommends to the Board appropriate compensation for Directors, (f) evaluates the performance of the Board as a whole and prepares and supervises the Board’s and the various Committees’ performance self-evaluations on an annual basis, (g) evaluates Board practices and recommends appropriate changes to the Board, and (h) considers various other corporate governance issues, including those raised by shareholders and other constituents and recommends appropriate responses to the Board. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is independent under the independence standards discussed above.

Finance Committee

The Finance Committee is responsible for assisting the Board in discharging its duties relating to the oversight of our financial affairs and strategic planning. Its responsibilities include: (a) reviewing and recommending for approval by the Board strategic plans and budgets, (b) approving any borrowing of funds, other than in the ordinary course of business, (c) approving (up to specified limits) or recommending to the Board for approval certain expenditures, dispositions, guarantees, acquisitions, use of derivatives, stock repurchases and other financial policies and practices. The Board of Directors has determined that each member of the Finance Committee is independent under the independence standards discussed above.

Administration Committee

The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors.

Director Nominations

Nominations for election as directors are determined by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020. Candidates who have been suggested by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates. During the past year, the Corporate Governance and Nominating Committee retained a third party executive recruitment firm to assist the Committee members in identifying and evaluating potential nominees for the Board. In addition to considering a candidate’s personal character, integrity, foresight, intelligence and judgment, the Corporate Governance and Nominating Committee and the Board also considers the requisite mix of director experiences, skills, perspectives and diversity that is most appropriate for Charming Shoppes. Since the 2003 Annual Meeting, the Board has appointed Yvonne M. Curl as a Director of the Board. Ms. Curl was identified as a candidate by the executive recruitment firm retained by the Corporate Governance and Nominating Committee, which in turn, recommended her after a full evaluation.

The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder in accordance with our Bylaws relating to shareholder nominations. Our Bylaws establish advance notice procedures for Director nominations, other than by or at the direction of the Board of Directors or Board committee. These procedures generally provide that a notice submitted by a shareholder for a proposed Director nominee must be given in writing to the Corporate Secretary of Charming Shoppes by the date on which a shareholder proposal would be required to be submitted to us in order to be set forth in our Proxy Statement, in accordance with SEC rules. See also “PROPOSALS FOR 2005 ANNUAL MEETING.” This notice generally must (a) identify the name and address of the nominating shareholder and nominee and any arrangements or understandings among them and any other third person regarding the nomination, (b) contain representations concerning the nominating shareholder’s ownership of Common Stock and intention to appear at the Meeting and make the nomination, (c) include all relevant information concerning the nominee and his or her relationship or transactions with Charming Shoppes that are required to be disclosed in the Proxy Statement pursuant to SEC rules, and (d) include a written consent of the nominee to serve as a Director if elected. The notice of a proposed Director nominee by a shareholder should be submitted to the Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. Further information may be obtained by contacting the Corporate Secretary.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Lead Independent Director or with the other Directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Charming Shoppes’ Directors, including the Board’s Lead Independent Director, may send a letter to the following address:

Board of Directors (or Lead Independent Director or name of individual Director)

c/o Corporate Secretary

Charming Shoppes, Inc.

450 Winks Lane

Bensalem, PA 19020

All such communications will be forwarded to the appropriate Director or Directors specified in such communications as soon as practicable.

Annual Meeting

It has been the longstanding practice of Charming Shoppes for all Directors to attend the Annual Meeting of Shareholders. To facilitate this, our practice is to schedule a Board of Directors meeting to immediately follow the Annual Meeting. All Directors then in office were present at our last Annual Meeting.

Business Ethics and Standards of Conduct Policy

Charming Shoppes has had a written code of conduct for many years. The Board of Directors has recently adopted a revised Business Ethics and Standards of Conduct Policy, which applies to Charming Shoppes’ Directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The policy includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the policy. The Business Ethics and Standards of Conduct Policy is available on Charming Shoppes’ website at www.charmingshoppes.com. Charming Shoppes intends to post any amendments to or waivers of its Business Ethics and Standards of Conduct Policy (to the extent applicable to Charming Shoppes’ Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website and also to disclose them on a Form 8-K within the prescribed time period.

COMPENSATION OF DIRECTORS

Under our current compensation program for non-employee Directors, each non-employee Director is entitled to:

—	An annual cash retainer of $30,000 with an additional annual retainer of $5,000 for a Committee Chairperson, and meeting fees of $1,500 per Board meeting and $1,000 per committee meeting. A non-employee Director may elect to defer any cash fee as of the time the fee is payable into deferred shares of Common Stock or among other investment alternatives.

—	An automatic annual grant, on the date of each Annual Meeting of Shareholders, of options to purchase 6,500 shares of Common Stock. Each option grant vests on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control (as these terms are defined in the 2003 Non-Employee Directors Compensation Plan or related award agreement). In addition, the option will not be forfeited if a Director has a mandatory retirement, but will become exercisable at the dates it would have had the Director not been required to retire. If a Director has a voluntary termination, the option will vest on a pro rata basis, proportionate to the part of the year during which the Director served, with the remainder of the option forfeited unless otherwise determined by the Board. An unvested option will be forfeited if a Director is removed from service. A non-employee Director will have one year following termination to exercise a vested option. However, if an option becomes exercisable after retirement, the Director will have one year from the date the option becomes fully vested to exercise the option (but in either case the option expires on the tenth anniversary of its grant date).

—	For a newly elected or appointed non-employee Director, a one-time grant of 10,000 shares of restricted stock that will vest in equal amounts over three years, subject to earlier vesting in the case of death, disability, or change in control. In addition, if a mandatory retirement occurs, the restricted stock that would have vested had the Director served until the next Annual Meeting of Shareholders will vest, but the remaining unvested restricted stock will be forfeited unless otherwise determined by the Board. Unvested restricted stock will be forfeited if a Director is removed from service.

—	An automatic annual grant, on the date of each Annual Meeting of Shareholders, of 3,000 restricted stock units (“RSUs”). RSUs vest on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control. In addition, if a Director has a mandatory retirement or a voluntary termination, RSUs will vest on a pro rata basis, proportionate to the part of the year during which the Director served, with the remainder of the RSUs forfeited unless otherwise determined by the Board. Unvested RSUs will be forfeited if a Director is removed from service.

Ms. Bern, who is also an employee of Charming Shoppes, receives no additional compensation for services as a Director or Chairman of the Board.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned or paid during each of our last three fiscal years (ended January 31, 2004 (“fiscal 2004”), February 1, 2003 (“fiscal 2003”) and February 2, 2002 (“fiscal 2002”)) to our Chief Executive Officer and each of our four other most highly compensated executive officers who were serving in such capacities at the end of fiscal 2004 (the “named executive officers”), based on salary paid and bonus earned during that fiscal year.

Name and Principal Position	Fiscal Year(1)	Annual Compensation			Long-Term Compensation Awards			All Other Compensation ($)(6)
		Salary($)(2)	Bonus($)(3)	Other Annual Compensation ($)(4)	Restricted Stock Award(s)($)(5)		Securities Underlying Options(#)
Dorrit J. Bern Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$477,225 557,250 300,000	$105,181 94,437 63,566	$	— — 1,644,000	— 600,000 200,000	$287,029 93,172 80,458

Joseph M. Baron Executive Vice President and Chief Operating Officer	2004 2003 2002	430,000 383,670 —	136,805 146,965 —	— — —		49,350 72,450 —	— 150,000 —	120,080 4,765 —

Anthony A. DeSabato Executive Vice President – Corporate and Labor Relations, Business Ethics and Loss Prevention(7)	2004 2003 2002	375,000 375,000 355,000	119,306 139,313 —	— — —		21,385 54,000 58,500	— 150,000 66,000	111,243 31,870 31,854

Eric M. Specter Executive Vice President and Chief Financial Officer	2004 2003 2002	375,000 375,000 355,000	119,306 139,313 100,000	— — —		29,610 54,000 58,500	— 150,000 66,000	58,094 29,716 27,186

Erna Zint Executive Vice President – Sourcing	2004 2003 2002	400,000 400,000 400,000	127,262 148,600 —	202,507 201,205 191,606		— 24,000 39,000	— 40,000 44,000	142,488 — —

(1)	We have a 52-53 week fiscal year ending the Saturday nearest January 31. Fiscal 2004, fiscal 2003 and fiscal 2002 were each a 52-week fiscal year.
(2)	Includes all salary amounts deferred under qualified and non-qualified deferred compensation plans.
(3)	Includes all annual incentive amounts deferred under qualified and non-qualified deferred compensation plans. See “REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION.”
(4)	The amount for fiscal 2004 with respect to Dorrit J. Bern includes $62,400 attributable to her for the rent-free use of an apartment in Philadelphia, Pennsylvania. The amounts for fiscal 2003 and fiscal 2002 for Ms. Bern’s apartment use were $66,733 and $49,472, respectively. The amount for fiscal 2004 with respect to Erna Zint includes $184,000 paid on her behalf as a housing allowance for living accommodations in Hong Kong, with housing allowance amounts in each of fiscal 2003 and fiscal 2002 of $184,000. The value of other perquisites or other personal benefits received by a named executive officer other than as disclosed in footnotes 4 and 6 does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(5)	Included for fiscal 2004 are 30,500 restricted shares granted to named executive officers valued at $3.29 per share, the closing stock price on March 20, 2003, the date of grant, as follows: Joseph M. Baron, 15,000 shares; Anthony A. DeSabato, 6,500 shares; and Eric M. Specter, 9,000 shares. Based on the closing price of $5.90 per share on January 30, 2004, the number of restricted shares held by each of the named executive officers still subject to risk of forfeiture and restrictions on transferability and the aggregate value of these awards at the end of fiscal 2004 were as follows: Dorrit J. Bern, 340,000 shares valued at $2,006,000; Joseph M. Baron, 24,000 shares valued at $141,600; Anthony A. DeSabato, 24,200 shares valued at $142,780; Eric M. Specter, 27,400 shares valued at $161,660; and Erna Zint, 10,300 shares valued at $60,770. These restricted shares generally vest as to thirty percent of the shares on each of the third and fourth anniversaries of the date of grant and as to the remaining forty percent of the shares on the fifth anniversary of the date of grant. Dividends are payable on restricted shares when, as, and if dividends are paid on Common Stock.
(6)	Included are contributions in the following amounts made or accrued under our qualified and non-qualified deferred compensation plans on behalf of the named executive officers during fiscal 2004: Dorrit J. Bern, $43,738; Joseph M. Baron, $7,462; Anthony A. DeSabato, $14,129; Eric M. Specter, $14,821; and Erna Zint, $0. In addition, we had enabled Dorrit J. Bern, Anthony A. DeSabato and Eric M. Specter to obtain life insurance pursuant to “split-dollar” arrangements. Ms. Bern has since converted her policy to a “last to die” policy without additional cost to us. Charming Shoppes is the beneficiary under such policies to the extent of the premiums paid by it. Charming Shoppes has suspended premium payments under these “split dollar” arrangements in response to the provisions of the Sarbanes-Oxley Act of 2002. We also enabled Joseph M. Baron to obtain a term life insurance policy for his benefit. Group term life insurance was also provided to the named executive officers under our employee benefits program. Accordingly, the dollar values of insurance premiums with respect to this term insurance included for the 2004 fiscal year are as follows: Dorrit J. Bern, $80; Joseph M. Baron, $4,766; Anthony A. DeSabato, $935; and Eric M. Specter, $527. Also included are contributions in the following amounts accrued under our Supplemental Executive Retirement Plan, a non-qualified defined contribution plan, on behalf of the named executive officers during fiscal 2004: Dorrit J. Bern, $243,211; Joseph M. Baron, $107,852; Anthony A. DeSabato, $96,179; Eric M. Specter, $42,746; and Erna Zint, $142,488.
(7)	On July 7, 2003, Anthony A. DeSabato relinquished his office as Executive Vice President and Corporate Director of Human Resources and assumed the office of Executive Vice President – Corporate and Labor Relations, Business Ethics and Loss Prevention.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

We did not make any option grants to the named executive officers during fiscal 2004. The table below provides information with respect to options exercised by each of the named executive officers during fiscal 2004, as follows: (i) the number of shares of our Common Stock acquired upon exercise of options during fiscal 2004, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and unexercisable stock options held at January 31, 2004, and (iv) the aggregate dollar value of the in-the-money exercisable and unexercisable options at January 31, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dorrit J. Bern	—	—	1,540,000	160,000	$892,500	$—

Joseph M. Baron	—	—	150,000	—	—	—

Anthony A. DeSabato	—	—	483,200	68,800	185,038	25,025

Eric M. Specter	—	—	664,357	76,400	373,921	37,765

Erna Zint	—	—	486,800	46,200	951,600	25,025

(1)	The closing price of our Common Stock as reported by the NASDAQ National Market on January 30, 2004 was $5.90. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $5.90 multiplied by the number of shares of Common Stock underlying such options.

Long-Term Incentive Plans — Awards in Last Fiscal Year

The table below gives information concerning the awards to the named executive officers during fiscal 2004 for their performance during the three-year performance period covering fiscal 2004 through fiscal 2006. Under our Long-Term Incentive Plan, the named executive officers were granted an opportunity to earn cash awards based on Charming Shoppes achieving specified levels of average return on tangible assets over the three-year performance period. Average return on tangible assets is measured by earnings before interest and taxes divided by average tangible assets.

Long-Term Incentive Plans — Awards in Last Fiscal Year

Name	Performance or Other Period Until Maturation or Payout (fiscal years)	Estimated Future Payout Under Non-Stock Price-Based Plans
		Threshold($)	Target($)	Maximum($)
Dorrit J. Bern	2004-2006	$175,000	$350,000	$700,000
Joseph M. Baron	2004-2006	50,000	100,000	200,000
Anthony A. DeSabato	2004-2006	50,000	100,000	200,000
Eric M. Specter	2004-2006	50,000	100,000	200,000
Erna Zint	2004-2006	50,000	100,000	200,000

Employment, Change in Control and Severance Agreements

We entered into an employment agreement with Dorrit J. Bern, our President and Chief Executive Officer, in 1999, which was amended in 2003. Under the agreement, Ms. Bern agreed to an employment term of five years, continuing from year to year thereafter unless either Ms. Bern or Charming Shoppes gives the other notice of such party’s intention not to renew the agreement. The agreement provides for a minimum salary of

$1,000,000 per year, and entitles Ms. Bern to receive an annual incentive opportunity with a target opportunity of at least 60% of her base salary and a maximum opportunity of not less than 200% of her targeted incentive opportunity.

Under her agreement, Ms. Bern was granted 200,000 restricted shares of our Common Stock, which vest in equal installments over five years from the date of grant if Ms. Bern remains employed by us through each vesting date. Restrictions on the restricted shares will lapse upon a change in control, which is defined in substantially the same terms that apply to options under our 1993 Employees’ Stock Incentive Plan described below. Restrictions also lapse if Ms. Bern resigns for Good Reason, as defined in the agreement, is terminated without Cause, as defined in the agreement, dies or is terminated due to disability.

The agreement requires that Ms. Bern receive annual grants of options to purchase a minimum of 200,000 shares of our Common Stock. These options are to vest in equal installments over five years from the date of grant, subject to Ms. Bern’s continued employment through the relevant vesting dates; provided, however, that options will become fully vested upon a change in control or if Ms. Bern resigns for Good Reason or is terminated without Cause, dies or is terminated due to disability. On February 11, 2002, we granted options to Ms. Bern covering 600,000 shares at an exercise price of $6.00 per share. These options have a three-year term and vest on the first anniversary of the date of grant. This grant was made in lieu of her annual option grants under the agreement for fiscal years 2004 through 2005.

The agreement also provides for Ms. Bern’s participation in our retirement, insurance and other benefit programs. In particular, we purchased a $4,000,000 split dollar life insurance policy on Ms. Bern’s life. As permitted by the policy, Ms. Bern has since converted her policy to a “last to die” policy with a death benefit of $8,000,000, without additional cost to us.

Ms. Bern’s employment may be terminated (a) on her death or retirement, (b) in the event of her disability, (c) on her voluntary termination on at least 90 days prior notice, (d) by us without Cause, (e) by us for Cause, or (f) by Ms. Bern for Good Reason. On her death, retirement, or on termination due to disability, Ms. Bern will be entitled to her base salary through the date of death or termination, and all other vested benefits under our plans and programs. If Ms. Bern is discharged for Cause or she resigns without Good Reason, her entitlement to further compensation generally will be limited to the receipt of her base salary through the effective date of termination, plus all other benefits to which she has a vested right at that time, except that in no event shall she be entitled to receive any annual incentive with respect to the fiscal year in which such termination occurs. If Ms. Bern is discharged without Cause or she resigns for Good Reason, she will be entitled to receive in 24 equal monthly installments an amount equal to two times the sum of her annual base salary plus her targeted annual incentive established for the fiscal year in which termination occurs, and she will be entitled to continuation of all health, welfare and benefit plan participation for two years following termination (unless substantially similar benefits are provided by a successor employer). If, however, such discharge without Cause or resignation for Good Reason occurs within 24 calendar months after a change in control, Ms. Bern instead will be entitled to (a) receive a lump sum amount equal to (i) three times the highest rate of her annualized base salary, (ii) three times the greater of her targeted annual incentive established for the plan year in which her termination occurs or the plan year ending immediately prior to such termination, and (iii) her unpaid targeted annual incentive award established for the year in which her termination occurs pro-rated for the number of days completed during that fiscal year, and (b) continuation of the benefits of health care, life and accident insurance, and disability insurance coverage for three full years after termination. If a golden parachute excise tax would be triggered by these payments or other compensation, we will pay a “gross-up” amount to Ms. Bern sufficient so that the amount she retains of this compensation after tax is equal to the after-tax amount she would have retained had no golden parachute excise taxes applied. A non-renewal of the employment term by Charming Shoppes will be treated as a termination without Cause for purposes of the agreement. The agreement requires us to pay up to $50,000 in legal fees if incurred by Ms. Bern to enforce the agreement, and up to $50,000 in outplacement services, following termination by us without Cause or by Ms. Bern for Good Reason.

During her employment and for a period of 24 months after termination for any reason, Ms. Bern may not, among other things, be financially interested in or associated with any competitor of ours in the United States in the procuring, sale, marketing, promotion or distribution of any product or product lines competitive with any product or product line of ours, nor may she attempt to induce certain employees to terminate their employment with us. As defined in the agreement, “competitor” means a chain of retail stores with 50 or more store locations, provided that the average square footage of the chain’s stores is less than 15,000 square feet.

On March 31, 2004, Erna Zint entered into a new employment agreement with Charming Shoppes which replaced her existing employment agreement. Under the new agreement, Ms. Zint continues to be employed as our Executive Vice President - Sourcing at an annual salary of $400,000 for a term commencing April 1, 2004 and ending on May 31, 2004 and thereafter as our Executive Vice President – Quality Assurance, Control and Technical Design at an annual salary of $200,000 until March 31, 2005. Ms. Zint is assigned to perform her duties under the agreement outside the United States, currently in Hong Kong. Ms. Zint will perform her duties on a regular full-time schedule during the period April 1, 2004 through May 31, 2004 and on a reduced schedule of at least 30 hours per week during the period June 1, 2004 through March 31, 2005. Commencing with the fiscal year beginning February 1, 2004, Ms. Zint is entitled to receive additional performance compensation if we achieve certain performance objectives established under our Annual Incentive Plan. The formula and standards for determining this performance compensation are determined by the Compensation Committee, but may not exceed 100% of Ms. Zint’s annual base salary for the applicable year.

Ms. Zint is entitled to certain benefits including, among others, the payment of club membership fees and a round-trip airline ticket per year to Europe or the United States in connection with her annual leave which, when possible, will coincide with a business trip. The agreement also provides for Ms. Zint’s participation in our retirement, insurance and other benefit programs. We may terminate Ms. Zint’s employment for Cause, as defined in the agreement, or upon written notice to Ms. Zint for any reason that does not constitute Cause, provided we pay to her the lesser of the amount to be paid during the remainder of the employment term or one year’s base salary (severance) at the rate in effect on the date of any such termination and continue to provide benefits due under the agreement for the period of time covered by such severance. Ms. Zint has also agreed that, for a period of one year after the termination of her employment, she will not solicit the employment of any person who was employed by us on a full or part-time basis at the time of her termination unless such person was involuntarily discharged by us, without our prior consent.

The Board of Directors has approved change in control agreements with certain named executive officers (Joseph M. Baron, Anthony A. DeSabato, Eric M. Specter and Erna Zint) and other members of senior management designated by the Board. These agreements provide for severance and other benefits if, within 24 months following the month in which a change in control of Charming Shoppes (as discussed below) occurs, the executive’s employment is terminated without cause or the executive terminates employment for Good Reason, as defined in the change in control agreements. If a termination following a change in control triggers benefits, the executive will receive:

•	a lump-sum payment of a pro-rated portion of target annual incentive compensation for the year in which the termination occurs;

•	a lump-sum payment equal to the sum of the executive’s highest base salary and highest target annual incentive compensation, times a multiplier of two for more senior executives or one for other executives;

•	life, disability and health benefits following termination for a period of two years for more senior executives or one year for other executives;

•	payment of an allowance up to $30,000 for outplacement expenses;

•	payment of reasonable legal expenses to enforce the agreement up to $35,000;

•	acceleration of the vesting of the executive’s entitlement to benefits under the executive’s split-dollar life insurance; and

•	if benefits are subject to the “golden parachute” excise tax, payment of an additional “gross-up” amount sufficient so that the cash value of benefits the executive officer retains on an after-tax basis is equal to the after-tax amount he or she would have retained had no golden parachute excise taxes applied.

The agreements obligate each executive not to disclose or use our confidential or proprietary information during and after his or her employment with Charming Shoppes and not to attempt to induce any of our employees to terminate employment or interfere in a similar manner with our business during and for 24 months after termination of the executive’s employment.

In addition, the stock options granted to each of the named executive officers under our stock option plans provide that in the event of a change in control of Charming Shoppes, the options become fully exercisable. For purposes of the stock option agreements and the change in control agreements, a “change in control” is generally defined as:

•	an acquisition of shares resulting in an entity (but excluding certain entities) having at least 20% of the voting power of our voting securities;

•	a change in the Board’s membership whereby the current members, or those members elected or nominated by the current members, no longer constitute a majority as provided in the stock option agreement or two-thirds as provided in the change in control agreements;

•	certain mergers, recapitalizations, or reorganizations; or

•	a liquidation or sale of substantially all of our assets (but excluding sales to certain parties).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Charming Shoppes were authorized for issuance as of January 31, 2004. For information as to which equity securities compensation plans will continue in the event that the 2004 Stock Award and Incentive Plan is adopted by shareholders and as to the number of outstanding awards and available shares under these plans as of April 30, 2004, see “PROPOSAL TO APPROVE THE 2004 STOCK AWARD AND INCENTIVE PLAN – General.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,345,075	$5.2526	4,234,990	(1)
Equity compensation plans not approved by security holders (2)	4,555,982	$5.9505	1,034,006
Total	12,901,057	$5.4991	5,268,996

(1)

3,791,243 of the shares available for future issuance may be issued other than in connection with options, warrants and rights, including 2,136,189 shares under the 1993 Employees’ Stock Incentive Plan, as amended and restated (the “1993 Plan”), issuable as restricted stock, restricted stock units, or as a bonus, 279,000 shares under the 2003 Non-Employee Directors Compensation Plan, issuable as restricted stock or restricted stock units, and 1,376,054 shares under the Employee Stock Purchase Plan (the “ESPP”), which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights. The 1993 Plan was amended, with effect from June 30, 2003, to provide that no further shares be added to the number of shares reserved and available under the 1993 Plan pursuant to the formula in that Plan (the “Evergreen Formula”). Prior to June 30, 2003, the Evergreen Formula reserved additional shares for issuance equal to 9.0% of the number of shares issued by

Charming Shoppes after the effective date of the 1993 Plan, other than issuances under the 1993 Plan or other compensatory plans, if and to the extent that following such issuance, the total number of Charming Shoppes’ outstanding shares exceeds 102,512,511. Included in the aggregate amount of 4,234,990 available for future issuance are additional shares reserved prior to June 30, 2003 pursuant to this formula with respect to shares issued by Charming Shoppes.

(2)	Shares referred to in this row are available under two plans. Under the Amended and Restated 2000 Associates’ Stock Incentive Plan, 4,105,882 shares were subject to outstanding options, warrants and rights (column (a)) and 758,906 shares were available for future awards (column (c)) at January 31, 2004. Under the 1999 Associates’ Stock Incentive Plan, 450,100 shares were subject to outstanding options, warrants and rights (column (a)) and 275,100 shares were available for future awards (column (c)) at January 31, 2004. These Plans, which provide for grants only to persons who are not Directors or executive officers of Charming Shoppes, are administered by the Compensation and Stock Option Committee of the Board of Directors, which is permitted to delegate authority to officers of Charming Shoppes. The Plans authorize grants of non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock (including in lieu of other payment obligations), dividend equivalents, and other stock-based awards. Vesting and forfeiture terms of awards are set by the Compensation and Stock Option Committee. To date, we have granted primarily options and restricted stock under the 2000 Plan, and only options under the 1999 Plan. Options have had an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, although the Plans permit the Compensation and Stock Option Committee to set the exercise price in its discretion. The stated option term is set by the Compensation and Stock Option Committee. The exercise price may be paid in cash or by surrender of previously acquired shares. Restricted stock and deferred stock granted under the 2000 Plan are to be settled only in shares, and are subject to a risk of forfeiture upon termination of employment for a specified period. The Compensation and Stock Option Committee may specify that more favorable vesting terms apply to awards upon termination due to death, disability and in other cases. All of the shares available for future issuance under the Plans are potentially issuable as restricted stock or as a bonus, as well as in connection with options, warrants or rights.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Strategy

The primary objectives of the Compensation and Stock Option Committee of Charming Shoppes’ Board of Directors (collectively, the “Committee”) are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value;

•	reflect our unique, entrepreneurial and customer-focused orientation;

•	provide competitive compensation opportunities as compared to retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated and understood by program participants.

The Committee, which is comprised of independent, non-employee Directors of Charming Shoppes (see “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Committees of the Board of Directors”), periodically engages an independent compensation and benefits consulting firm to review our compensation and benefits program. Particular consideration is given to:

•	business direction and strategy;

•	comparisons of compensation forms and levels with other retail companies or in industry more generally; and

•	interests of shareholders, customers, communities, management and other employees.

Our executive compensation and benefits programs reflect our entrepreneurial business strategy and the need to attract and retain high quality key employees. Our compensation strategy is to place a major portion of total compensation at risk in the form of annual and long-term incentive programs. The program gives great weight to stock compensation opportunities intended to align management’s interests with those of our shareholders. Combinations of cash and stock compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to our business success.

Target total compensation opportunities (base salary, bonus and long-term incentives) for executives are set to reflect our size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of retail industry companies (the “Compensation Peer Group”), our markets for executive talent, and the expectation that the executive team should possess the necessary skills, experience and motivations to attain ambitious goals for business growth. The Committee does not precisely peg the total compensation opportunity of an executive for target performance to a percentile of the average total compensation of executives performing similar functions in the Compensation Peer Group. However, pay opportunities for specific individuals vary based on skills, experience and assessments with respect to individual performance. Actual total compensation will vary above or below market standards based primarily on the attainment of operating goals and the creation of shareholder value. In some instances the amount and structure of compensation results from negotiations with executives, which reflects an increasingly competitive market for quality managerial talent. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies.

The Committee periodically reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that our most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with us. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the retail apparel industry index in the graph under the caption “Comparison of Five-Year Cumulative Total Returns.” See “STOCK PERFORMANCE CHART.”

Base Salaries

Executive base salaries reflect our operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (corporate operating earnings), individual performance relative to job requirements, our ability to attract and retain critical executives, and salaries paid for comparable positions within our Compensation Peer Group. No specific weighting is utilized among these factors. The Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Market pay levels and individual performance assessments are considered in evaluating incumbent salaries and possible adjustments.

Annual Incentive Program

In fiscal 2004, target annual incentive opportunities for named executive officers ranged from 50% to 75% of salary under the 2003 Incentive Compensation Plan (the “Incentive Plan”) which was approved by shareholders on June 26, 2003. The incentive opportunity for each individual was based on factors similar to those used to determine base salary (discussed above).

Annual incentive awards for the named executive officers (other than the Chief Executive Officer) were determined based on two factors: 70% was tied to achievement of a pre-set corporate operating earnings goal, and 30% was tied to the Committee’s assessment of performance relative to individual responsibilities and objectives (as recommended by the Chief Executive Officer). The target corporate operating earnings goal was established based on our financial plan target, and was approved by the Committee.

The Committee also established a minimum (threshold) level of performance, the achievement of which would enable the named executive officers to earn an incentive award equal to one quarter of their target opportunity. Conversely, an above-target performance level was specified which, if achieved, would have enabled them to earn twice their target opportunity. These minimum and maximum performance and payment levels were prescribed by the Committee at the beginning of fiscal 2004, and a formula for interpolating payments for performance between threshold and target or between target and maximum levels was specified under the Incentive Plan. No awards could be paid out under the annual incentive program if corporate operating earnings performance did not reach the established minimum performance level. In fiscal 2004, we did not achieve our target corporate operating earnings goal, but the threshold performance level was exceeded. As a result, actual annual incentive awards were paid to the named executive officers at levels below their target award opportunity levels.

Long-Term Incentive Program

In accordance with our business strategy and compensation philosophy, three long-term incentive vehicles are used to motivate and reward superior business results. In fiscal 2004, we granted restricted stock to the named executive officers (other than the Chief Executive Officer) under the 1993 Employees’ Stock Incentive Plan (the “1993 Plan”). These awards afford recipients an opportunity to participate in our future growth and focus them on their contributions which are necessary for the creation of shareholder value. In addition, the restricted stock was granted to promote retention and long-term service, while aligning their interests with the interests of shareholders.

Individual award sizes were determined based mainly on an assessment of the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value. Aggregate share usage and dilution levels were also assessed and compared in relation to general industry and retail industry norms. These restricted shares vest as to 30% of the restricted shares on each of the third and fourth anniversaries of the date of grant and as to the remaining 40% of the restricted shares on the fifth anniversary of the date of grant subject to the named executive officers’ continued employment with Charming Shoppes through the relevant anniversary dates.

Stock options are the second vehicle regularly used by Charming Shoppes to deliver long-term performance incentives. The Committee did not make any option grants to the named executive officers in fiscal 2004 as larger than customary option grants were made to senior officers in fiscal 2003. These special option awards were granted in lieu of annual option grants to them for fiscal years 2004 and 2005.

Lastly, executives are offered a cash incentive opportunity tied to Charming Shoppes’ three-year average return on assets. In fiscal 2004, target long-term incentive opportunities for named executive officers ranged from $100,000 to $350,000 under the Long-Term Incentive Plan. These awards will become payable in fiscal 2006 for performance during a performance period including fiscal 2004 through fiscal 2006, if a corporate performance goal relating to average return on assets based on earnings before interest and taxes is achieved. No amount will be payable unless a specified “threshold” performance level is reached. Maximum awards under the plan are limited to twice the target opportunity and are conveyed only if actual performance substantially exceeds goal levels.

In addition to Charming Shoppes’ periodic review of executive compensation plans, benefits were also evaluated in fiscal 2004. Based largely on this review, Charming Shoppes introduced a non-qualified retirement plan for our senior executives. The new plan increases the competitive posture of the total compensation program and improves Charming Shoppes’ ability to attract and retain capable executives with similar retirement benefits. The plan calls for monthly contributions to a retirement account based on age and service ranging from 8% of pay to a maximum of 35% of pay for long-service executives over age 55. Account balances earn interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis, are fully vested at age 60 with at least five years of service, and are paid as an annuity or lump sum at retirement.

Compensation of the Chief Executive Officer in Fiscal 2004

In conjunction with its annual review of our executive compensation program, the Committee assessed the compensation of Dorrit J. Bern, our Chairman of the Board, President and Chief Executive Officer. Based on a review of quantitative and qualitative factors, the Committee determined that it would not make an adjustment to Ms. Bern’s base salary in fiscal 2004. Her base salary has remained unchanged since she assumed leadership of Charming Shoppes on August 23, 1995.

The annual incentive award for Ms. Bern was to be determined based solely upon achievement of a pre-set corporate operating earnings goal, the target level of which required growth in corporate operating earnings. As we did not achieve our target corporate operating earnings goal in fiscal 2004, but exceeded the threshold performance level, Ms. Bern received an annual incentive payment of $477,225 which is below her target award opportunity level.

Ms. Bern’s employment agreement with Charming Shoppes provides for the annual grant of options to purchase a minimum of 200,000 shares of our Common Stock. We granted to Ms. Bern an option to purchase 600,000 shares on February 11, 2002 at an exercise price of $6.00, the closing price per share on the NASDAQ National Market on the date of grant. As discussed above, this option grant was made in lieu of annual option grants to purchase 200,000 shares in each of the 2004 and 2005 fiscal years, which are required to be made under Ms. Bern’s employment agreement with Charming Shoppes. See “MANAGEMENT COMPENSATION - Employment, Change in Control and Severance Agreements.”

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) subjects public companies to limits on the deductibility of certain executive compensation. It limits our deductions to $1 million per year for compensation paid to each person who is, as of the end of the fiscal year, the Chief Executive Officer or one of the four other most highly compensated officers listed in the Summary Compensation Table. Certain forms of compensation are exempt from this deductibility limit, one of which is qualifying “performance-based compensation.” In order to enhance our ability to structure compensation that will be tax deductible to Charming Shoppes, our shareholders approved the Incentive Plan at last year’s Annual Meeting held on June 26, 2003. Cash incentive awards made under the Incentive Plan to the Chief Executive Officer and the other highest compensated officers listed in the Summary Compensation Table should satisfy the exemption requirements for performance-based compensation under Section 162(m) and should be tax deductible by Charming Shoppes.

The Committee recognizes that a portion of Ms. Bern’s compensation reflected in the Summary Compensation Table as compensation for fiscal 2004 does not qualify for deduction under Section 162(m). However, it has and will continue to consider ways to maximize the deductibility of executive compensation. The Committee retains discretion to make non-deductible awards in circumstances in which it concludes that such awards serve to enhance our compensation program and therefore are in the best interests of Charming Shoppes and its shareholders.

The Compensation and Stock Option Committee:

Katherine M. Hudson (Chairperson)

William O. Albertini

Charles T. Hopkins

Kenneth S. Olshan

Joseph L. Castle, II and Marvin L. Slomowitz served as Committee members during fiscal 2004 through June 25, 2003, and have approved this report insofar as it relates to Committee actions on or before June 25, 2003. William O. Albertini and Charles T. Hopkins became members of the Committee on June 26, 2003, and have approved this report insofar as it relates to Committee actions on or after June 26, 2003.

PROPOSAL TO APPROVE THE

2004 STOCK AWARD AND INCENTIVE PLAN

General

At the Annual Meeting, shareholders will be asked to approve the 2004 Stock Award and Incentive Plan (the “2004 Plan”), which was approved by the Board of Directors on April 30, 2004. The 2004 Plan would replace the 1993 Employees’ Stock Incentive Plan (the “1993 Plan”), the 1999 Associates’ Stock Incentive Plan (the “1999 Plan”) and the 2000 Associates’ Stock Incentive Plan (the “2000 Plan”), reserving 6,500,000 shares for options, restricted stock, and a variety of other types of awards together with shares remaining available under the 1993 Plan and shares recaptured from outstanding awards under the 1993, 1999 and 2000 Plans. If shareholders approve the 2004 Plan, the shares available for issuance under the 2004 Plan would represent approximately 7.6% of the Common Stock issued and outstanding as of April 30, 2004.

Information on the total number of shares available under Charming Shoppes’ existing equity compensation plans and subject to outstanding options, is presented above under the caption “EQUITY COMPENSATION PLAN INFORMATION.” Based on Charming Shoppes’ equity award plans in effect and outstanding awards at April 30, 2004, if shareholders approve the 2004 Plan, the total number of shares available for future issuance under all continuing equity compensation plans, including the 2004 Plan but excluding the Employee Stock Purchase Plan, would be as follows:

Shares subject to outstanding awards	11,607,979
Shares available for future equity awards	9,381,390

Total shares	20,989,369

Percentage of outstanding shares*	15.6%

*	Shares outstanding includes all Common Stock outstanding at April 30, 2004 plus issuance of all unissued shares reserved under continuing plans (including upon exercise of outstanding options) but excluding outstanding shares issuable upon conversion of convertible notes.

The aggregate number of shares that may be subject to awards granted under the 2004 Plan in any fiscal year will not exceed two percent of the outstanding class of Common Stock on a fully diluted basis as of the last day of the preceding fiscal year. For this purpose, awards granted in a given fiscal year that also are cancelled or forfeited within that year will be disregarded.

The 2004 Plan does not restrict Charming Shoppes from in the future adopting other plans providing for grants of equity-based compensation.

The Board and its Compensation and Stock Option Committee (the “Committee”) believe that attracting and retaining executives, other key employees, and other service providers of high quality has been and will continue to be essential to Charming Shoppes’ growth and success. The 2004 Plan, like the 1993 Plan, will enable Charming Shoppes to implement a compensation program with different types of incentives for motivating employees and other leaders of Charming Shoppes and encouraging them to give Charming Shoppes long-term, excellent service. In particular, stock options, restricted stock and stock-related awards are an important element of compensation for employees, because such awards enable them to acquire or increase their proprietary interest in Charming Shoppes, promoting a closer identity of interests between them and Charming Shoppes’ shareholders. Performance-based incentive awards can provide rewards for achieving specific performance objectives, such as earnings goals. The ability to grant such awards as compensation under the 2004 Plan will help Charming Shoppes to remain competitive, and provide an increased incentive for each person granted an award to expend his or her maximum efforts for the success of Charming Shoppes’ business. The Board and Committee therefore view the 2004 Plan as a key part of Charming Shoppes’ compensation program.

The 2004 Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights (“SARs”)

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•	deferred stock, a contractual commitment to deliver shares at a future date; if such a grant is forfeitable, it may be referred to as “restricted stock units”

•	other awards based on Common Stock

•	dividend equivalents

•	stock-based performance awards, which are in effect deferred stock awards that may be earned by achieving specific performance objectives

•	cash-based performance awards tied to achievement of specific performance objectives

•	shares issuable in lieu of rights to cash compensation, which could be included under an elective deferred compensation program

If the 2004 Plan is approved by shareholders, no new awards would be authorized for grant under the 1993 Plan, the 1999 Plan or the 2000 Plan, but previously authorized awards under those plans would remain in effect.

Reasons for Shareholder Approval

The Board seeks shareholder approval of the 2004 Plan in order to satisfy certain legal requirements, including requirements of the NASDAQ Marketplace Rules. Most importantly, the Board regards shareholder approval of the 2004 Plan as desirable and consistent with corporate governance best practices.

The Board and Committee also seek to preserve Charming Shoppes’ ability to claim tax deductions for compensation paid, to the greatest extent practicable. Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the four other most highly compensated executive officers serving on the last day of the fiscal year (generally referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. Charming Shoppes is seeking shareholder approval of the material terms of certain awards that may be granted under the 2004 Plan to named executive officers in order to meet a key requirement for such awards to qualify as “performance-based” under Section 162(m). For purposes of Section 162(m), approval of the 2004 Plan will be deemed also to include approval of the eligibility of executive officers and other employees and service providers to participate in the Plan, the annual per-person limitations described below under the caption “Description of the 2004 Plan — Per-Person Award Limitations,” the general business criteria upon which performance objectives for performance awards, including cash-based incentive awards, are based, described below under the caption “Description of the 2004 Plan — Performance-Based Awards” and the stock-price appreciation performance goal inherent in stock options and SARs. Because shareholder approval of general business criteria, without specific targeted levels of performance, qualifies incentive awards for a period of approximately five years, shareholder approval of such business criteria will meet the requirements under Section 162(m) until 2009. Shareholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

In addition, shareholder approval is intended to permit designated stock options to qualify as incentive stock options under the Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Restriction on Repricing and Loans

The 2004 Plan includes a restriction providing that, without shareholder approval, Charming Shoppes will not amend or replace options previously granted under the 2004 Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means amending the terms of an option or SAR after it is granted to lower its exercise or base price, any other action that is treated as a repricing under generally accepted accounting principles, and canceling an option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying stock, in exchange for another option (including on a delayed basis), SAR, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

The 2004 Plan does not authorize loans from Charming Shoppes to participants.

Description of the 2004 Plan

The following is a brief description of the material features of the 2004 Plan, as presented for approval by shareholders. This description is qualified in its entirety by reference to the full text of the 2004 Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Shares Available under the 2004 Plan. The 2004 Plan will reserve 6,500,000 shares of Common Stock for awards plus any shares remaining available under the 1993 Plan and any shares which later become available due to forfeitures, expirations or other recaptures of shares from outstanding awards under the 1993 Plan, 1999 Plan or 2000 Plan under the share counting provisions of the 2004 Plan. Of this number of shares, 2,000,000 may be delivered in connection with “full-value awards.” For this purpose, “full-value awards” means equity awards other than options, SARs or other awards for which a participant does not pay or surrender rights to payment equal to at least the grant-date fair market value of the award. However, the 2004 Plan will allow additional shares to be used for full-value awards by reducing the number of shares that remain available for options, SARs and other non-full-value awards by three shares for each share to be used for full-value awards in excess of the stated 2,000,000 share limit on full-value awards. This adjustment would result in a reduction in the total number of shares reserved under the 2004 Plan as well. The number of shares reserved under the 2004 Plan and the limit on shares used for full-value awards are subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events.

The aggregate number of shares that may be subject to awards granted under the 2004 Plan will not exceed two percent of the outstanding class of Common Stock on a fully diluted basis as of the last day of the preceding fiscal year. For this purpose, awards granted in a given fiscal year but also cancelled or forfeited within that year will be disregarded.

Only the number of shares actually delivered to participants and as to which all restrictions have lapsed will be counted against the number of shares reserved under the 2004 Plan. Thus, shares will be “recaptured” and become available again for new awards if an award expires, is forfeited, or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, if fewer shares are delivered upon exercise of an SAR than the number to which the SAR related, or if shares that had been issued as restricted stock are forfeited. Thus, awards may relate to a greater number of shares than the aggregate available so long as the awards do not result in delivery and vesting of shares in excess of the number then available under the 2004 Plan. Shares delivered under the 2004 Plan may be either newly issued or treasury shares.

On April 30, 2004, the last reported sale price of Charming Shoppes’ Common Stock in the NASDAQ National Market was $7.08 per share.

Per-Person Award Limitations. The 2004 Plan includes limitations on the amount of awards that may be granted to a participant in a given fiscal year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, a participant may in any fiscal year be granted share-based awards under the 2004 Plan relating to no more than his or her “Annual Limit.” The Annual Limit equals two million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous fiscal year, subject to adjustment for splits and other extraordinary corporate events. With respect to incentive awards not valued by reference to Common Stock at the date of grant, the 2004 Plan limits such performance awards that may be earned by a participant to the participant’s defined Annual Limit, which for this purpose equals $2 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous fiscal year. The per person limits for each type of stock-based award are independent of one another and independent of the limit on cash-denominated performance awards. These limits apply only to awards under the 2004 Plan, and do not limit Charming Shoppes’ ability to enter into compensation arrangements outside of the 2004 Plan.

Adjustments to Shares Reserved, Awards and Award Limits. Adjustments to the number and kind of shares subject to the share limitations (including the aggregate limitation and the full-value share award limitation) and specified in the share-based Annual Limit are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock. Adjustments also can be made to outstanding awards upon occurrence of these events, including to the number of shares subject to an award, any exercise price or share price referenced in the award terms (such as a SAR’s base price) and other terms of the award to preserve without enhancing the value of the award. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

Eligibility. Executive officers and other officers and employees of Charming Shoppes and its subsidiaries (including Directors) and any other persons who provide substantial services (other than services solely as a non-employee Director) will be eligible to be granted awards under the 2004 Plan. A prospective employee may be granted an award, but no value may be realized under it if such person does not become an employee. At present, an estimated 250 persons could be considered to be eligible for awards under the 2004 Plan. Under the 1993 Plan, approximately 164 persons held outstanding awards at January 31, 2004. No determination has been made whether awards will be granted more or less broadly under the 2004 Plan than has been the practice under the 1993 Plan.

Administration. The 2004 Plan will be administered by the Committee, except that the Board may itself act in place of the Committee to administer the 2004 Plan. The composition and governance of the Committee is governed by the Committee charter and other corporate governance documents adopted by the Board. Subject to the terms and conditions of the 2004 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of an annual or long-term incentive award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2004 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2004 Plan. Nothing in the 2004 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to executive officers and other employees. As permitted by the 2004 Plan, the Committee intends to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level. The 2004 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2004 Plan.

Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of a SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. The Committee can require that outstanding options be surrendered in exchange for a grant of SARs with economically matching terms.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of Charming Shoppes, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents will be paid or accrue if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2004 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The 2004 Plan limits bonus share grants, to which no vesting period would apply, to no more than 5% of the shares authorized under the 2004 Plan.

Performance-Based Awards. The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales

•	earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items

•	net income or net income per common share (basic or diluted)

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital

•	interest expense after taxes

•	economic value created or economic profit

•	operating margin or profit margin

•	shareholder value creation measures, including stock price or total shareholder return

•	dividend payout as a percentage of net income

•	expense targets, working capital targets, or operating efficiency

•	strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

These goals may be set with fixed, quantitative targets, targets relative to our past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, including shares issued upon exercise of an option, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of Charming Shoppes’ obligations under the 2004 Plan. The Committee may require or permit the withholding of a portion of the shares or other property to be distributed upon exercise or settlement of an award to satisfy tax obligations, including tax obligations of a participant in excess of the mandatory withholding amounts. Awards granted under the 2004 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. This flexibility can allow for estate planning or other limited transfers consistent with the incentive purpose of the 2004 Plan.

The Committee is authorized to impose non-competition, non-solicitation, confidentiality, non-disparagement and other requirements as a condition on the participant’s right to retain an award or gains realized by exercise or settlement of an award. Awards under the 2004 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2004 Plan, awards under other plans, or other rights to payment from Charming Shoppes, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards, awards, or rights. In granting a new award, the Committee may determine that the in-the-money value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any new award, and the fair value of a surrendered award may be applied to the purchase price based on fair value of any new award. Any of these transactions that would be a “repricing” would be subject to the shareholder approval requirement described under the caption “Restrictions on Repricing and Loans.”

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, rights to dividend equivalents are granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms. The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award. Except as explained below, full-value awards, if their grant or vesting is subject to performance conditions, will have a minimum performance-vesting period of one year, and if not subject to performance conditions will have a minimum service-based vesting period of three years. Such awards may vest on an accelerated basis in the event of death, disability, or retirement, or a change in control or other special circumstances. Vesting over a one-year period or three-year period will include periodic vesting within the period if the rate of such vesting is proportional (or less rapid) throughout such period. Vesting requirements would not apply to shares granted as a bonus, but as discussed above, the number of such awards that may be granted is limited under the 2004 Plan. Although the 2004 Plan contains no terms relating to a change in control the Committee can provide in grant agreements for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control.

Amendment and Termination of the 2004 Plan. The Board may amend, suspend, discontinue, or terminate the 2004 Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the NASDAQ Marketplace Rules. The NASDAQ Marketplace Rules now require shareholder approval of material modifications to plans such as the 2004 Plan. Under these rules, however, shareholder approval is not necessarily required for amendments which might increase the cost of the 2004 Plan or broaden eligibility. Unless earlier terminated, the 2004 Plan will terminate at such time that no shares reserved under the 2004 Plan remain available and Charming Shoppes has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2004 Plan

Charming Shoppes believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the 2004 Plan. The grant of an option or a SAR will create no federal income tax consequences for the participant or Charming Shoppes. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of a SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

Charming Shoppes normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, Charming Shoppes will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Charming Shoppes may, however, permit participants to elect to defer taxation upon certain exercises of options other than ISOs. Under such a transaction, the participant must pay for the option exercise by surrendering shares, and the option shares that represent the gain upon exercise are deferred as to delivery by Charming Shoppes. The participant generally should not realize income upon exercise, but will realize ordinary income equal to the value of shares delivered at the end of the specified deferral period. Charming Shoppes is not entitled to a tax deduction at the time of exercise, but becomes entitled to a tax deduction at the time shares are delivered at the end of the deferral period. Proposed legislation may limit this kind of deferral, however.

With respect to awards other than options and SARs that result in a transfer to the participant of cash or shares or other property, if no restriction on transferability or substantial risk of forfeiture applies to the transferred amounts, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Thus, for example, if Charming Shoppes grants an award of deferred stock or permits the participant to elect to defer receipt of cash or shares under a Plan award, the participant will defer the time he or she becomes subject to income tax, and Charming Shoppes’ right to claim a tax deduction will be likewise deferred. If a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a participant under an award (such as, for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, Charming Shoppes can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by a company that pays it. Under the 2004 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of the fair market value of the underlying stock at the date of grant, cash-based incentive awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify so there can be no assurance that such compensation under the 2004 Plan will be fully deductible under all circumstances. In addition, other awards under the 2004 Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by Charming Shoppes as a result of Section 162(m).

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2004 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2004 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2004 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits Under the 2004 Plan

Because future awards under the 2004 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding Charming Shoppes’ recent practices with respect to annual incentive awards and stock-based compensation under the similar 1993 Plan is presented in the “Summary Compensation Table” elsewhere in this Proxy Statement and in Charming Shoppes’ financial statements for fiscal 2004 included in Charming Shoppes Annual Report on Form 10-K which accompanies this Proxy Statement. No commitments have been made as to incentive award opportunities or awards under the 2004 Plan. If shareholders decline to approve the 2004 Plan, awards will not be granted under the 2004 Plan. If the 2004 Plan is not approved, the 1993 Plan, 1999 Plan and 2000 Plan will remain in effect in accordance with their terms.

Vote Required For Approval

Approval of the 2004 Plan will require the affirmative vote of a majority of votes cast by holders of shares of Common Stock at the Annual Meeting, provided a quorum is present.

THE BOARD OF DIRECTORS CONSIDERS THE APPROVAL OF THE 2004 PLAN TO BE IN THE BEST INTERESTS OF CHARMING SHOPPES AND ITS SHAREHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS PROPOSAL AT THE MEETING.

Stock Performance Chart

The following graph shows a five-year comparison of cumulative total returns on our Common Stock, the Dow Jones U.S. Retailers-Apparel Index, and the Russell 2000 Composite Index. Our fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

The chart above assumes $100 invested on January 30, 1999 in Charming Shoppes, Inc., the Dow Jones U.S. Retailers - Apparel Index, and the Russell 2000 Composite Index, and was plotted using the following data:

	1/30/1999	1/29/2000	2/3/2001	2/2/2002	2/1/2003	1/31/2004
Charming Shoppes, Inc.	$100	$176	$180	$152	$91	$160
Dow Jones U.S. Retailers-Apparel Index	$100	$89	$103	$90	$78	$104
Russell 2000 Composite Index	$100	$120	$120	$117	$92	$145

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our Common Stock of (1) each person or group we know to be a beneficial owner of more than five percent of our outstanding Common Stock, (2) each Director, (3) each named executive officer for fiscal 2004, and (4) all of our Directors and executive officers as a group. The number of shares beneficially owned is as of April 30, 2004, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April 30, 2004. Unless otherwise indicated in the footnotes, each named person had sole voting and investment power over the shares shown as beneficially owned by that person and the address for each named person is c/o Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
William O. Albertini	48,000	(1)	*
Joseph M. Baron	235,000	(2)	*
Dorrit J. Bern	2,515,000	(2)	2.2%
Joseph L. Castle, II	110,375	(1)	*
Yvonne M. Curl	12,083	(1)	*
Anthony A. DeSabato	546,901	(2)	*
Charles T. Hopkins	77,600	(1)	*
Katherine M. Hudson	62,525	(1)	*
Pamela S. Lewis	89,497	(1)	*
Kenneth S. Olshan	70,600	(1)	*
Alan Rosskamm	84,834	(1)	*
Eric M. Specter	711,544	(2)	*
Erna Zint	551,100	(2)	*
Citigroup, Inc.	11,454,771	(3)	10.1%
Dimensional Fund Advisors, Inc.	6,859,480	(4)	6.0%
First Pacific Advisors, Inc.	16,780,800	(5)	14.6%
Franklin Resources, Inc.	9,554,873	(6)	8.3%
Royce & Associates, LLC	8,611,200	(7)	7.5%
All Directors and Executive Officers as a group (18 persons)	6,172,131	(8)	5.2%

*	Does not exceed one percent of the outstanding class of Common Stock.
(1)	Includes shares as to which the Director holds options exercisable within 60 days and deferred shares and restricted stock units that are non-forfeitable or become non-forfeitable within 60 days, as follows: Mr. Albertini, 9,500 shares; Mr. Castle, 60,100 shares; Ms. Curl, 2,083 shares; Mr. Hopkins, 60,100 shares; Ms. Hudson, 40,100 shares; Dr. Lewis, 85,100 shares; Mr. Olshan, 60,100 shares; and Mr. Rosskamm, 60,100 shares. Includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Albertini, 10,000 shares; and Ms. Curl, 10,000 shares.
(2)	Includes shares as to which the executive officer holds options exercisable within 60 days and deferred shares that are non-forfeitable, as follows: Mr. Baron, 150,000 shares; Ms. Bern, 1,580,000 shares; Mr. DeSabato, 462,400 shares; Mr. Specter, 626,157 shares; and Ms. Zint, 506,600 shares. Includes shares of restricted stock subject to risk of forfeiture and restrictions on transferability in the following amounts: Mr. Baron, 65,000 shares; Ms. Bern, 250,000 shares; Mr. DeSabato, 51,900 shares; Mr. Specter, 61,400 shares; and Ms. Zint, 28,600 shares.
(3)	The source of this information is a Schedule 13G filed March 10, 2004 by Citigroup, Inc. (“Citigroup”) reporting beneficial ownership at February 29, 2004. The Schedule 13G reported that Citigroup, together with certain subsidiaries, had shared voting power and shared dispositive power over 11,454,771 shares. The address of Citigroup is 399 Park Avenue, New York, NY 10043.
(4)

The source of this information is a Schedule 13G filed February 6, 2004 by Dimensional Fund Advisors, Inc. (“Dimensional”) reporting beneficial ownership at December 31, 2003. The Schedule 13G reported that Dimensional had sole voting power and sole dispositive power over 6,859,480 shares of Common Stock.

Dimensional is a registered investment advisor and the reported shares are owned by certain investment companies, trust and accounts for which Dimensional acts as investment advisor or investment manager. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(5)	The source of this information is a Schedule 13G filed February 12, 2004 by First Pacific Advisors, Inc. (“FPAI”) reporting beneficial ownership at December 31, 2003. The Schedule 13G reported that FPAI had shared voting power over 6,629,800 shares of Common Stock and shared dispositive power over 16,780,800 shares of Common Stock. The address of FPAI is 11400 W. Olympic Blvd., Suite 1200, Los Angeles, CA 90064.
(6)	The source of this information is a Schedule 13G filed February 13, 2004 by Franklin Resources, Inc. (“FRI”) and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI, reporting beneficial ownership as of December 31, 2003. The filing persons reported that they, together with investment advisor subsidiaries of FRI, had sole voting power and sole dispositive power over 9,554,873 shares, which includes 283,388 shares issuable upon conversion of convertible notes. These shares are held by one or more open or closed-end investment companies or other managed accounts advised by direct or indirect investment advisory subsidiaries of FRI. FRI, Messrs. Johnson, and the investment advisory subsidiaries of FRI each disclaim any economic interest or beneficial ownership in the shares. Any shares that may be held by a separate subsidiary of FRI which exercises voting and investment powers independently from FRI and its other affiliates are excluded from the shares reported as beneficially owned by FRI and the principal shareholders. The address of FRI and Messrs. Johnson is One Franklin Parkway, San Mateo, CA 94404.
(7)	The source of this information is a Schedule 13G filed January 29, 2004 by Royce & Associates, Inc. (“Royce”), a registered investment advisor, reporting beneficial ownership at December 31, 2003. The Schedule 13G reported that Royce had sole voting power and sole dispositive power over 8,611,200 shares of Common Stock. The address of Royce is 1414 Avenue of the Americas, New York, NY 10019.
(8)	Includes 4,519,782 shares as to which continuing Directors and executive officers hold options exercisable within 60 days, deferred shares and restricted stock units that are non-forfeitable or become non-forfeitable within 60 days, and 643,000 shares of restricted stock subject to risk of forfeiture and restrictions on transferability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004, Kenneth S. Olshan and Katherine M. Hudson served as members of the Compensation and Stock Option Committee. In addition, Joseph L. Castle, II and Marvin L. Slomowitz served on that Committee through June 25, 2003, and William O. Albertini and Charles T. Hopkins served on that Committee beginning June 26, 2003.

Mr. Slomowitz, a Director whose term ended at the Annual Meeting in fiscal 2004 and who did not stand for reelection, owned equity interests in a partnership which owns a shopping center located in Pittston, Pennsylvania and in which we lease a store. The aggregate rental charges are $77,000 per annum increasing by a specified percentage to the extent that sales revenue thresholds are exceeded. We believe that this lease and its transaction terms are no less favorable to Charming Shoppes than we could have negotiated with an unaffiliated third party.

RELATIONSHIP WITH AUDITORS

The firm of Ernst & Young LLP served as our independent auditors for the fiscal year ended January 31, 2004. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, and to answer appropriate questions.

The Audit Committee has selected Ernst & Young LLP as the independent auditors of Charming Shoppes for our fiscal year 2005, currently in progress.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

Our role as the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes and the systems of internal controls of Charming Shoppes. Specific responsibilities of the Committee are set forth in the Audit Committee Charter that has been approved by the Board of Directors. As stated in the Charter (a copy of which is attached to this Proxy Statement as Appendix A), management of Charming Shoppes is responsible for the preparation, presentation and integrity of financial statements and the accounting and financial reporting processes, including the systems of internal controls. Charming Shoppes’ independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, and for reviewing the unaudited quarterly financial statements. Our activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities.

In this context, our Committee has met and held discussions with management and the independent auditors (including private sessions with the independent auditors, the internal auditors and members of management) and independently as a Committee. Management represented to us that Charming Shoppes’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and our Committee has reviewed and discussed the audited financial statements for fiscal 2004 with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. We specifically discussed with the independent auditors, Ernst & Young LLP, all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

In addition, our Committee has discussed with the independent auditors the auditors’ independence from Charming Shoppes and its management, and we received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent auditors are independent from Charming Shoppes and its management, we also determined that the audit and permissible non-audit services provided to Charming Shoppes were compatible with maintaining the independent auditors’ independence.

Our Committee discussed with Charming Shoppes’ internal and independent auditors the overall scope and plans for their respective audits. Our Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their audits, the evaluations of Charming Shoppes’ internal controls, and the overall quality, reliability and integrity of Charming Shoppes’ accounting and financial reporting processes.

In reliance on the review and discussions referred to above, our Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission.

The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

Charles T. Hopkins (Chairman)

Joseph L. Castle, II

Katherine M. Hudson

Pamela S. Lewis

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to Charming Shoppes for services rendered by our principal independent auditors, Ernst & Young LLP, for the fiscal years ended January 31, 2004 and February 1, 2003:

	Fiscal 2003	Fiscal 2004
Audit fees (1)	$944,000	$1,297,000
Audit-related fees (2)	231,000	94,000
Tax fees (3)	236,000	452,000
All other fees (4)		130,000

Total	$1,411,000	$1,973,000

(1)	Audit fees consist of the audit of Charming Shoppes’ annual financial statements, interim reviews of quarterly financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries, services associated with SEC registration statements filed in connection with securities offerings (i.e., comfort letters and consents) ($32,000 and $357,000 in fiscal years 2004 and 2003, respectively) and financial accounting and reporting consultations.
(2)	Audit-related fees consist principally of audits of employee benefit plans, securitization-related services, and assurance and related services that are reasonably related to the performance of the audit or review of Charming Shoppes’ financial statements.
(3)	Tax fees consist principally of assistance with tax planning, federal and state tax audits, and tax compliance ($51,000 and $52,000 in fiscal years 2004 and 2003, respectively).
(4)	All other fees consisted principally of business risk assessment services performed in fiscal year 2003.

The Audit Committee has considered the compatibility of audit and permissible non-audit services performed by Ernst & Young LLP with the auditors’ independence. Our Committee has concluded that the independent auditors are independent from Charming Shoppes and its management.

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by Ernst & Young LLP in order to assure that the provision of such services does not impair Ernst & Young LLP’s independence. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.

The annual recurring audit and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services and estimated fees. This provides the necessary flexibility and permits Charming Shoppes to consult with Ernst & Young LLP on routine audit and audit-related matters or enables Ernst & Young LLP to provide services that are reasonably related to the performance of the audit or review of Charming Shoppes’ financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the necessary flexibility and permitting Charming Shoppes to be able to consult with Ernst & Young LLP on routine tax matters.

If circumstances arise during the year that require the engagement of Ernst & Young LLP for additional audit and audit related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in the best interests of Charming Shoppes and would not impair the independence of Ernst & Young LLP, then these services and estimated fees would require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to the Audit Committee Chairman, the authority to evaluate and approve services and estimated fees of Ernst & Young LLP on behalf of the Audit Committee in the event a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such services and estimated fees, they are reported to the Audit Committee at the next scheduled quarterly meeting. Additionally, the Audit Committee receives reports at its quarterly meetings regarding the extent of services provided by Ernst & Young LLP in accordance with the pre-approval policy and the fees for services performed to date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our Directors, executive officers and holders of more than 10% of our outstanding Common Stock to file Forms 3, 4 and 5 reports disclosing information concerning their transactions in and beneficial ownership of our Common Stock. Based solely on a review of filed reports and the written representations of our Directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements have been met during fiscal 2004.

PROPOSALS FOR 2005 ANNUAL MEETING

Any proposals of shareholders that are intended to be presented at our 2005 Annual Meeting of Shareholders and included in our proxy materials for that Meeting must be received at our principal executive offices no later than January 20, 2005 and must comply with all other applicable legal requirements in order to be included in our Proxy Statement and Proxy Card for that Meeting. In addition, under the terms of our Bylaws, a shareholder who intends to present an item of business at the 2005 Annual Meeting of Shareholders, other than a proposal submitted for inclusion in our proxy materials, must provide notice of such business to Charming Shoppes after February 19, 2005 and on or before March 20, 2005 and must comply with all applicable requirements of our Bylaws. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Director Nominations.”

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by Charming Shoppes. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, Directors and regularly engaged employees of Charming Shoppes. Charming Shoppes has engaged Georgeson Shareholder to solicit proxies and has agreed to pay Georgeson Shareholder a fee of approximately $6,000 and reimburse it for all reasonable disbursements. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this Proxy Statement to the beneficial owners of the shares held of record by such persons, and Charming Shoppes will reimburse them for their reasonable charges and expenses in this connection.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Charming Shoppes’ Proxy Statement, Annual Report on Form 10-K for fiscal 2004 or 2003 Review may have been sent to multiple shareholders in your household. Charming Shoppes will promptly deliver a separate copy of any of these documents to you if you request one by writing as follows: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020. If you would like to receive separate copies of the Annual Report, the Review and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Charming Shoppes at the above address.

ADDITIONAL INFORMATION

Copies of our 2003 Review and our Annual Report on Form 10-K for fiscal 2004, which contains financial statements audited by our independent auditors, accompany this Proxy Statement.

A copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a shareholder upon written request to: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 450 Winks Lane, Bensalem, Pennsylvania 19020.

The Report of the Compensation and Stock Option Committee of the Board of Directors on Executive Compensation, the Stock Performance Chart and the Audit Committee Report included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Charming Shoppes specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors

COLIN D. STERN

Secretary

Bensalem, Pennsylvania

May 19, 2004

APPENDIX “A”

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS CHARTER

1. PURPOSE

The purposes of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders, the investment community and others and to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties and responsibilities are to:

(a) Serve as an independent and objective party to monitor the quality, reliability and integrity of the Company’s accounting and financial reporting processes and systems of internal controls.

(b) Monitor compliance with ethics policies, and legal and regulatory requirements.

(c) Review and evaluate the qualifications, independence and performance of the Company’s independent auditors and internal auditors.

(d) Pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors.

(e) Provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors, and take appropriate actions resulting from this interaction.

Consistent with these duties and responsibilities, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s accounting and financial reporting policies, procedures and practices at all levels.

The Audit Committee has the authority to retain and consult with, at the Company’s expense, outside legal, accounting, or other advisors or experts it deems necessary or appropriate in the performance of its duties and responsibilities. In addition, the Audit Committee has the authority to conduct any investigation it deems necessary in fulfilling its duties and responsibilities.

2. COMPOSITION

The Audit Committee shall be comprised of three or more directors, each of whom shall be an independent non-executive director who is not an affiliated person of the Company, who does not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board of Directors or any of its committees and who is otherwise free from any relationship that the Board of Directors finds would interfere with the exercise of his or her independence from management and the Company, in each case, in accordance with the applicable independence requirements of the Securities and Exchange Commission (SEC) and the listing standards of the NASDAQ Marketplace Rules.

Each member of the Audit Committee shall be financially literate and able to read and understand the Company’s financial statements. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. This member must also, in the judgment of the Board, fall within the SEC’s definition of an audit committee financial expert.

The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. The Chair of the Committee shall be elected by the Board of Directors.

3. MEETINGS

The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet in executive sessions at least annually with management, the Vice President of Business Assurance and Advisory Services (Internal Audit), the independent auditors, and independently as a Committee to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent auditors and management quarterly.

4. RESPONSIBILITIES

The Audit Committee’s primary responsibility is one of oversight of the Company’s auditing, accounting and financial reporting processes and systems of internal controls on behalf of the Company’s Board of Directors. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for implementing and maintaining systems of internal controls. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, performing an audit of internal control over financial reporting, and for reviewing the Company’s unaudited quarterly financial statements. In addition, the Committee recognizes that financial management, the independent auditors, and the internal auditors have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

While the Audit Committee believes its policies and practices should remain flexible to best react to a changing environment, to fulfill its responsibilities the Audit Committee shall:

(a) Financial Reporting Process

1. Make regular reports to the Board of Directors and review and assess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval. The Committee shall publish the Charter in accordance with the rules and regulations of the SEC and conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

2. Prepare the Audit Committee report as required by the SEC, and publish this report in the Company’s annual Proxy Statement.

3. Review with management, the independent auditors and internal auditors the annual and quarterly financial results prior to release of earnings.

4. Review with management, the independent auditors and internal auditors the Company’s annual audited financial statements, including the clarity of financial and non-financial disclosures made in the Company’s financial statements, footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K, prior to filing and distribution. Such review shall include discussing with the independent auditors those matters required to be communicated under generally accepted auditing standards. Based on these reviews, the Audit Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Annual Report on Form 10-K.

5. Review with management, the independent auditors and internal auditors the Company’s quarterly financial statements, including the clarity of financial and non-financial disclosures made in the Company’s financial statements, footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s quarterly reports on Form 10-Q, prior to filing and distribution. Such review shall include discussing with the independent auditors those matters required to be communicated under generally accepted auditing standards. The Chair of the Committee may represent the Audit Committee for purposes of this review.

6. Review with management, the independent auditors and the internal auditors, the quality, reliability and integrity of the Company’s accounting and financial reporting processes; the adequacy and effectiveness of internal control over financial reporting, including any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting; and significant changes in internal control over financial reporting that has materially affected or is reasonably likely to materially affect, the Company’s internal control over financial reporting; any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; management’s evaluation of the effectiveness of the Company’s disclosure controls and procedures; management’s assessment process and evaluation of the effectiveness of the Company’s internal control over financial reporting; the disclosures regarding controls and procedures required by the rules and regulations of the SEC to be contained in the Company’s periodic reports; and the certifications, attestations or reports relating to such disclosures.

7. Review with management, the independent auditors and the internal auditors the Company’s critical accounting policies and practices; significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements; the quality, not just the acceptability, of the accounting principles and underlying estimates used in the financial statements; major issues regarding accounting principles and financial statement presentations, including any changes in the Company’s selection or application of accounting principles; the effects of alternative treatments under generally accepted accounting principles on the financial statements that have been discussed with management and other material communications between the independent auditors and management, such as any unadjusted differences and accounting adjustments that were noted or proposed by the independent auditors but were passed (as immaterial or otherwise).

8. Discuss the nature of any unusual or significant commitments or contingent liabilities and the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

9. Discuss generally with management the Company’s earnings press releases prior to issuance, as well as financial and statistical information and earnings guidance provided to analysts, and rating agencies and others from time to time.

(b) Independent Auditors

1. Be directly responsible for the appointment, retention, compensation (at the Company’s expense), oversight and evaluation of the work of the Company’s independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditors shall report directly to the Audit Committee. The evaluation by the Committee should include the review and evaluation of the lead partner of the independent auditors and take into account the opinions of management and the Company’s personnel responsible for internal audit.

2. Pre-approve all audit and permissible non-audit services to be performed by the independent auditors; or delegate the authority to pre-approve such non-audit services to one or more members of the Audit Committee, who shall report any decision to pre-approve any such service to the full Committee at its regularly scheduled meetings.

3. Be responsible for assuring its receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, and for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking appropriate action to oversee the independence of the outside auditors.

4. Obtain and review, at least annually, a report by the independent auditors describing the independent auditors internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

5. Review with the independent auditors and determine that the independent auditor has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required by the SEC independence rules.

6. Review with the independent auditors the scope, fees and nature of the prospective audit and related audit plan and significant changes thereto, as well as the extent of reliance upon management and coordination with the internal auditors.

7. Discuss with the independent auditors any issues reviewed with the auditor’s national office regarding auditing or accounting issues identified during the engagement.

8. Review with the independent auditors any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with management, including management’s response to such matters; and any findings and recommendations the independent auditors may have, together with management’s responses and action plans, relating to the internal controls and accounting policies and practices of the Company.

9. Establish clear hiring policies for employees or former employees of the independent auditors.

(c) Internal Auditors

1. Review the appointment and replacement of and evaluate the Vice President of Business Assurance and Advisory Services (Internal Audit) (who shall report directly to the Audit Committee); and review any issues that arise regarding the performance of the Company’s internal auditors.

2. Discuss with management, the independent auditors and the Vice President of Business Assurance and Advisory Services (Internal Audit), the organization of internal audit, the adequacy of its resources and the competence and performance of internal audit personnel.

3. Review with the internal auditors the audit risk assessment process, annual internal audit plan and activities and significant changes thereto, as well as the coordination between the internal auditors and the Company’s independent auditors.

4. Review with the internal auditors any audit problems or difficulties encountered during the course of internal audits, including any restrictions on the scope of the internal auditors’ activities or access to requested information, and any significant disagreements with management, including management’s response to such matters; and any significant findings and recommendations resulting from internal audits, together with management’s responses and action plans.

(d) Ethical and Legal Compliance

1. Review management’s monitoring of compliance with the Company’s Business Ethics and Standards of Conduct Policy and legal and regulatory requirements and review and investigate any matters, including those pertaining to the integrity of management, including conflicts of interest or adherence to standards of business conduct, as required by the compliance policy. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

2. Review and approve related-party transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

3. Review with management, Company’s counsel and other experts, as applicable, any legal or regulatory matter that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

4. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

5. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deem necessary or appropriate.

APPENDIX “B”

CHARMING SHOPPES, INC.

2004 STOCK AWARD AND INCENTIVE PLAN

1. Purpose of the Plan.

The purpose of this 2004 Stock Award and Incentive Plan (the “Plan”) is to aid Charming Shoppes, Inc., a Pennsylvania corporation (the “Company”), in attracting, retaining, motivating and rewarding employees and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.

In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(b) “Beneficiary” shall mean any person or trust which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then any person or trust entitled by will or the laws of descent and distribution to receive such benefits.

(c) “Board” means the Company’s Board of Directors.

(d) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(e) “Committee” means the Compensation and Stock Option Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(f) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(g) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period. Deferred Stock may be denominated as “stock units,” “restricted stock units,” “phantom shares,” “performance shares,” or other appellations.

(h) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(i) “Effective Date” means the effective date specified in Section 10(p).

(j) “Eligible Person” has the meaning specified in Section 5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(l) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date means the closing sale price of a share reported on the NASDAQ National Market (or, if Shares are then principally traded on a national securities exchange, in the reported “composite transactions” for such exchange) for such date, or, if no shares were traded on that date, on the next preceding day on which there was such a trade.

(m) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(n) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(o) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(p) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(q) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(r) “Preexisting Plan” means the Company’s 1993 Employees’ Stock Incentive Plan, the 1999 Associates’ Stock Incentive Plan and the 2000 Associates’ Stock Incentive Plan.

(s) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3), an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m), and “independent” within the meaning of The Nasdaq Stock Market, Inc.’s Marketplace Rules and applicable corporate governance documents of the Company.

(t) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(u) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(v) “Stock” means the Company’s Common Stock, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 10(c).

(w) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards (including authority to specify terms of Awards applicable in the event of a change in control); to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and shareholders.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or may be taken by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under applicable provisions of the Pennsylvania Business Corporation Law, the Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. In furtherance of this authorization, unless otherwise determined by the Committee the Company’s internal stock option committee shall be authorized to grant options and other awards to any eligible employee other than an executive officer in any fiscal year and subject to such limitations as the Committee may specify.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4. Stock Subject to Plan and Related Limitations.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 6,500,000 plus (ii) the number of shares remaining available at the Effective Date under the 1993 Employees’ Stock Incentive Plan and (iii) the number of shares subject to Awards under the Plan or awards under the Preexisting Plans which become available in accordance with Section 4(b) after the Effective Date. Of these shares, 2,000,000 may be delivered in connection with “full-value Awards,” meaning Awards other than Options, SARs, or Awards for which the Participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company; provided, however, that full-value Awards relating to shares in excess of the number specified in this sentence may be granted and shares delivered in settlement thereof if the number of shares that may thereafter be delivered in connection with non-full-value Awards is reduced by three shares for each such excess share delivered in settlement of a full-value Award. The limitation on full-value Awards under this Section 4(a) shall be subject to Section

4(b) and subject to adjustment as provided in Section 10(c). In order that applicable regulations under the Code relating to ISOs shall be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of ISOs shall be the number specified in clauses (i) and (ii) of the first sentence of this Section 4(a), and, if necessary to satisfy such regulations, that same maximum limit shall apply to the number of shares of Stock that may be delivered in connection with each other type of Award under the Plan (applicable separately to each type of Award). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares that are potentially deliverable under an Award under the Plan or an award under any Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the Participant will not be counted as delivered under the Plan or such Preexisting Plan but will again be available for Awards under the Plan. Shares that have been issued in connection with an Award (e.g., Restricted Stock) or Preexisting Plan award that is canceled, forfeited, or settled in cash such that those shares are returned to the Company will again be available for Awards under the Plan. Shares withheld in payment of the exercise price or taxes relating to an Award or Preexisting Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or Preexisting Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to be available for Awards under the Plan. The foregoing notwithstanding, if issued shares are returned to the Company, including upon a cash out of Restricted Stock, surrender of shares in payment of an exercise price or taxes relating to an Award, or withholding of shares in payment of taxes upon vesting of Restricted Stock, such shares shall not become available again under the Plan if the transaction resulting in the return of shares occurs more than ten years after the date of the most recent shareholder approval of the Plan, and otherwise shares shall not become available under this Section 4(b) in an event that would constitute a “material amendment” of the Plan subject to shareholder approval under then applicable NASDAQ Marketplace Rules. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 4(b) shall apply to the share limit imposed to conform to the Treasury regulations governing ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. Because shares will count against the number reserved in Section 4(a) upon delivery, and subject to the share counting rules under this Section 4(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

(c) Run Rate Limitation. The aggregate number of shares that may be subject to Awards granted under the Plan in any fiscal year shall not exceed two percent of the outstanding class of Common Stock fully diluted as of the last day of the preceding fiscal year. For this purpose, awards granted in a given fiscal year but also cancelled or forfeited within that year will be disregarded.

5. Eligibility and Certain Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary or affiliate, including any executive officer, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate (but excluding a person providing services solely as a non-employee director), and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee.

(b) Per-Person Award Limitations. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may be granted Awards in the aggregate relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any fiscal year during any part of which the Participant is then eligible under the Plan, shall equal two million shares plus the amount of the Participant’s unused Annual Limit relating to Stock-denominated Awards as of the close of the previous fiscal year, subject to adjustment as provided in Section 10(c). In the case of a cash-denominated Award for which the limitation set forth in the preceding sentence would not operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including a cash Performance Award under Section 7), an Eligible Person may not be granted Awards authorizing the earning during any fiscal year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $2 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a number of shares or cash amount may be potentially earned or paid under an Award, regardless of whether such shares or amount in fact are earned or paid.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee may require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Sections 6(f) and 8(a).

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any ISO or SAR in tandem therewith exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 10(k)), including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise, except that any such withholding transaction that will result in additional accounting expense to the Company must be expressly authorized by the Committee), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to

Participants (including deferred delivery of shares representing the Option “profit,” at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of a SAR, which in no event shall exceed a period of ten years from the date of grant. The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option (subject to Section 10(k)).

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B)

automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 10(k)), as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee; provided, however, that not more than five percent of the shares of Stock authorized under the Plan may be granted pursuant this Section 6(f).

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine; provided, however, that any such Award for which the purchase price (together with any other cash consideration paid or forgone by the Participant) is “discounted” such that it does not at least equal the Fair Market Value of the underlying shares at the date the Award is granted shall be deemed a full-value Award for purposes of this Plan. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards.

(a) Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall he used by the Committee in establishing performance goals for such Performance Awards: (1) net sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) interest expense after taxes; (7) economic value created or economic profit; (8) operating margin or profit margin; (9) shareholder value creation measures, including but not limited to stock price or total shareholder return; (10) dividend payout as a percentage of net income; (11) expense targets, working capital targets, or operating efficiency; and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a change in control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 10(e) and 10(k), the Committee may determine that, in granting a new Award, the in-the-money value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award, and the fair value of any surrendered Award or award may be used to reduce the fair-value purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii) and 6(c)(ii).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 10(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 10(k)). Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 10(k)) in order that a Participant who is subject to Section 16 of the Exchange Act will avoid incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

(e) Limitation on Vesting of Certain Awards. Full-value Awards (as defined in Section 4(a)) other than bonus shares granted under Section 6(f) and shares issuable in connection with dividend equivalents under Section 6(g), if their grant or vesting is subject to performance conditions, shall have a minimum vesting period of no less than one year, and such Awards, if neither their grant nor vesting is subject to performance conditions, shall have a minimum vesting period of no less than three years; provided, however, that such Awards may vest on an accelerated basis in the event of a Participant’s death, disability, retirement, other termination not due to the fault of the Participant, or in the event of a change in control or other special circumstances. For purposes of this Section 8(e), (i) a performance period that precedes the grant of the Award will be treated as part of the vesting period if the participant has been notified promptly after the commencement of the performance period that he or she has the opportunity to earn the Award based on performance and continued service, and (ii) vesting over a one-year period or three-year period will include periodic vesting over such period if the rate of such vesting is proportional (or less rapid) throughout such period.

9. Additional Award Forfeiture Provisions.

The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain cash, Stock, other Awards, or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company.

10. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the aggregate share limitation and full-value share limitation then applicable under the Plan, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award in settlement of such Award. The

Committee shall provide for such equitable adjustments of outstanding awards in order to preserve the positive intrinsic value of such awards, unless in the circumstances the Participant would be able to realize such intrinsic value in the absence of an adjustment. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority or the making of a particular adjustment would cause Options, SARs, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld provided that any such withholding transaction that will result in additional accounting expense to the Company must be expressly authorized by the Committee.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of Incentive Stock Options under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award. Without the approval of shareholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price or base price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange for another Option, SAR, Restricted Stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Option holder. Adjustments to awards under Section 10(c) will not be deemed “repricings,” however.

(f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or it subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant. Such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation (excluding awards of Restricted Stock). With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether and when cash, other Awards or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of authorization or grant of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations Relating to Accounting Treatment of Awards. At any time that the Company is accounting for stock-denominated Awards under Accounting Principles Board Opinion 25 (“APB 25”), the Company intends that, with respect to such Awards, the compensation measurement date for accounting purposes shall occur at the date of grant or the date performance conditions are met if an Award is fully contingent on achievement of performance goals, unless the Committee specifically determines otherwise. Therefore, other provisions of the Plan notwithstanding, in order to preserve this fundamental objective of the Plan, if any authority granted to the Committee hereunder or any provision of the Plan or an Award agreement would result, under APB 25, in “variable” accounting or a measurement date other than the date of grant or the date such performance conditions are met with respect to such Awards, if the Committee was not specifically aware of such accounting consequence at the time such Award was granted or provision otherwise became effective, such authority shall be limited and such provision shall be automatically modified and reformed to the extent necessary to preserve the accounting treatment of the award intended by the Committee. This provision shall cease to be effective if and at such time as the Company no longer accounts for equity compensation under APB 25.

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any agreement under the Plan shall be determined in accordance with the Pennsylvania Business Corporation Law, to the extent applicable, other laws (including those governing contracts) of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. No Participant shall have any of the rights or privileges of a shareholder of the Company under the Plan, including as a result of the grant of an Award or the creation of any trust and deposit of shares therein, except at such time as an Option or SAR may have been duly exercised or shares may be actually delivered in settlement of an Award; provided, however, that a Participant granted Restricted Stock shall have rights of a shareholder except to the extent that those rights are limited by the terms of the Plan and the agreement relating to the Restricted Stock. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, or (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the shareholders of the Company have approved it by a majority of the votes cast at a duly held meeting of shareholders at which a quorum is present. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

ANNUAL MEETING OF SHAREHOLDERS OF

CHARMING SHOPPES, INC.

Thursday, June 24, 2004

10:00 a.m.

450 Winks Lane

Bensalem, PA 19020

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS, AND “FOR” THE APPROVAL OF THE 2004 STOCK AWARD AND INCENTIVE PLAN.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF CLASS B DIRECTORS:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O Joseph L. Castle, ll

O Katherine M. Hudson

O Pamela S. Lewis

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. PROPOSAL TO APPROVE THE 2004 STOCK AWARD AND INCENTIVE PLAN.

The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Meeting.

The undersigned acknowledges receipt of the Annual Report on Form 10-K, the 2003 Review, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and revokes all previously granted Proxies.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder: Date: Signature of Shareholder: Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CHARMING SHOPPES, INC.

Proxy for Annual Meeting of Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dorrit J. Bern and Joseph L. Castle, II, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated on the reverse side with respect to all shares of Common Stock of Charming Shoppes, Inc. (the “Company”) which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 24, 2004 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND “FOR” THE APPROVAL OF THE 2004 STOCK AWARD AND INCENTIVE PLAN, ALL AS SET FORTH IN THE PROXY STATEMENT.

(Continued and to be signed on the reverse side)